Exhibit 10.2

Amendment No. 1 to
Transition Services Agreement

       This Amendment No. 1 to Transition Services Agreement is made effective as of June 9, 2005.

BACKGROUND

       As of December 1, 2003, Genesis HealthCare Corporation, a Pennsylvania corporation (“GHC”), and NeighborCare, Inc. f/k/a Genesis Health Ventures, Inc., a Pennsylvania corporation (“NeighborCare”), entered a Transition Services Agreement (“Agreement”).

       GHC and NeighborCare now desire to amend the Agreement as set forth in this Amendment No. 1 (“Amendment”).

AGREEMENT

       NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Agreement is amended such that notwithstanding anything else in the Agreement to the contrary:

1.	Genesis will not invoice, and NeighborCare will not be obligated to pay, any additional amounts with respect to transition services rendered prior to January 1, 2005.

2.	The cost of transition services provided by Genesis to NeighborCare during the three month period ended March 31, 2005, will be discounted by $250,000. In any event, such discounted billings will not exceed $250,000.

3.	The cost of transition services provided by Genesis to NeighborCare during the five month period ended September 1, 2005, will be discounted by $600,000 but not more than actual costs. Should NeighborCare fail to exit and transition away from all services covered under the Transition Services Agreement including but limited to vacating the data center owned by Genesis by September 15, 2005, NeighborCare will forfeit $300,000 of the discount; should NeighborCare fail to vacate the data center by November 15, 2005, NeighborCare will forfeit and additional $200,000; should NeighborCare fail to vacate the data center by February 1, 2006, NeighborCare will forfeit an additional $100,000.

4.	Genesis will bear the full cost of severance, with no sharing by NeighborCare, relating to terminations of employment resulting from termination of transition services by NeighborCare.

5.	NeighborCare and Genesis each release the other from any claims related to adjustments for cash amounts due one to the other as of December 1, 2003.

6.	Capitalized terms not otherwise defined in this Amendment have the meaning defined in the Agreement.

       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Amendment as of the day and year first written above.

NEIGHBORCARE, INC.		GENESIS HEALTHCARE CORPORATION

By:	/s/ John J. Arlotta	By:	/s/ George V. Hager, Jr.
	John Arlotta		George V. Hager, Jr.
	Chairman, President and Chief Executive Officer		Chairman and Chief Executive Officer